Exhibit 10.5

Inseego Corp.

Exchange Term Sheet

This term sheet does not constitute (nor shall it be construed as) an offer with respect to any securities or a solicitation of acceptances or rejections as to any exchange, it being understood that such a solicitation, if any, shall be made only in compliance with Section 4(a)(2) of the Securities Act of 1933, as amended and/or any other applicable law. Nothing contained in this term sheet shall be an admission of fact or liability.

This term sheet does not purport to contain all of the terms, conditions, representations, warranties, and other provisions with respect to the transactions described herein, which transactions will be subject to the completion of definitive documents incorporating the terms set forth herein mutually agreeable to the parties thereto. The Closing of any transaction will be subject to the terms and conditions set forth in such definitive documents.

i. Terms Generally Applicable to Exchange of 2025 Notes for New Securities

Issuer	Inseego Corp., a Delaware corporation (the “Company”).

Noteholder	Golden Harbor Ltd. (“Noteholder”) in its capacity as a holder of Company’s 3.25% convertible senior notes due 2025 (the “2025 Notes”).

Debt Exchange

$24,456,000 in principal amount of 2025 Notes held by Noteholder to be exchanged (the “Debt Exchange”) for a combination of New Notes (defined below), Common Stock (defined below) and Warrants (defined below) having an aggregate value equal to seventy percent (70%) of the principal amount of the 2025 Notes validly tendered by Noteholder (the “Exchange Value”).

a. New Notes

New Notes	Senior secured notes in principal amount equal to 58.4139% of the Exchange Value (the “New Notes”).

Interest	9.00% per annum paid in cash in arrears on a semi-annual basis, from and including the date of issuance.

Amortization	None.

Maturity	May 1, 2029

Prepayment Premium	The New Notes may be redeemed prior to maturity at par plus accrued interest to the redemption date plus a make-whole premium based on the present value of the remaining required payments on the New Notes through maturity discounted at 50 basis points over the yield on US Treasury securities with a maturity most nearly equal to the time remaining until maturity of the New Notes.

Covenants	Substantially the same as those contained in the 2025 Notes Indenture plus standard covenants relating to secured indebtedness, including limitations on incurrence of additional senior or pari passu indebtedness other than a revolver not to exceed $20 million and additional New Notes issued in exchange for 2025 Notes held by other holders; provided that the revolver cap of $20 million may be amended with the written consent of the holders of a majority of the principal amount of the New Notes issued to the Noteholder and other holders of 2025 Notes who exchange their 2025 Notes for additional notes issued under the indenture for the New Notes.

1

Collateral	New Notes to be secured by a first priority lien on all or substantially all of Company’s consolidated assets, subject only to any revolver (as described above).

New Notes Documentation	The documentation of the New Notes, which shall be consistent with this term sheet, will consist of (i) an indenture (the “New Notes Indenture”), (ii) the form of New Notes, (iii) a pledge and security agreement (the “Security Documents”), and (iv) such other documents that may be reasonably necessary to consummate the Debt Exchange, in each case to be mutually agreed between the Company and the Noteholder (collectively, the “New Notes Documents”). The New Notes Documents shall contain customary representations, warranties, covenants and events of default.

Governing Law for New Notes	The New Notes Indenture, the New Notes and the Security Documents—and any claim, controversy or dispute arising under or related to the New Notes Indenture or the New Notes—will be governed by and construed in accordance with the laws of the State of New York.

b. Common Stock

Common Stock

Unregistered shares of the Company’s common stock to be issued at the Minimum Price (defined under the NASDAQ rules, and taking into account any value ascribed by NASDAQ to the Warrants (as defined below)) per share as of the date hereof in an aggregate amount equal to 41.5861% of the Exchange Value (the “Common Stock”).

c. Warrants

Coverage	Company will issue 0.65 of one warrant for each share of Common Stock issued (each, a “Warrant”), in the form attached hereto as Exhibit A.

Exercise Price	$2.00 above the Minimum Price.

Exercise Period	Four years from issuance.

Blocker	Exercisability would be subject to a blocker provision such that the Noteholder may not exercise the Warrants to the extent it would result in the Noteholder owning more than 19.99% of the Company’s outstanding Common Stock.

ii. Terms Generally Applicable to the Transaction

Registration Rights	Company and Noteholder shall enter into a registration rights agreement on terms mutually agreed between the Company and Noteholder, pursuant to which the Company will be required to file a registration statement covering the resale of the Common Stock and all shares of Common Stock underlying all warrants held by the Noteholder (including warrants issued in the bridge financing), within six months of the Closing.

2

Most Favored Nations	Noteholder would have most favored nation protection with respect to any more favorable Exchange Value, Market Price or warrant coverage ratio provided to other holders of the 2025 Notes in connection with any individual debt exchange transaction involving 2025 Notes with a principal amount of more than $1,000,000 (provided that in no event shall the Noteholder receive consideration with a value in excess of the aggregate principal amount of the 2025 Notes held by Noteholder to be exchanged pursuant to the Debt Exchange, calculated in accordance with NASDAQ rules).

Closing Conditions to the Transaction

The consummation of the Debt Exchange shall be subject to the satisfaction of solely the following conditions (collectively, the “Closing Conditions”):

i.      The New Notes Documents and any other legal documentation necessary to consummate the Debt Exchange contemplated herein to be in form and substance reasonably satisfactory to the Company and Noteholder, and to be executed and delivered concurrently with the Closing;

ii.     the legal documentation necessary to consummate the exchange of 2025 Notes held by North Sound shall be executed and delivered concurrently with the Closing;

iii.    the repayment of any funded indebtedness secured by the assets of the Company;

iv.    obtaining any required regulatory approvals including under any applicable securities and/or antitrust laws, rules and regulations;

v.     mutual releases from Company and Noteholder relating to claims arising out of the 2025 Notes in form and substance reasonably satisfactory to Company and Noteholder as of the Closing Date; and

vi.    other customary closing conditions for transactions of this type mutually agreeable by the Company and Noteholder.

Closing to occur as soon as reasonably practicable following the satisfaction of the closing conditions described herein (the “Closing” and the date of such Closing, the “Closing Date”).

Expenses	Company will reimburse Noteholder for its reasonable legal fees incurred in connection with the transactions contemplated by this term sheet.

Binding Agreement

This term sheet is intended to be binding on the parties hereto, subject to the drafting, execution and delivery of one or more final definitive agreements reflecting the terms contained herein and other customary and mutually acceptable terms and conditions, which agreements the Company and the Noteholder agree to negotiate in good faith. This term sheet shall remain in effect until December 31, 2024 (the “Drop Dead Date”). If the definitive documents have not been executed by the Drop Dead Date, then this term sheet shall be considered void and the parties shall each be released of their obligations set forth herein. Notwithstanding the foregoing, the parties may extend the Drop Dead Date at any time by mutual agreement in writing.

This term sheet shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof that would cause the laws of another jurisdiction to apply.

[SIGNATURE PAGE FOLLOWS]

3

INSEEGO CORP.		GOLDEN HARBOR LTD.

By:	/s/ STEVEN GATOFF	By:	/s/ JASON C. CALLENDER
Name:	Steven Gatoff	Name:	Jason C. Callender
Title:	Chief Financial Officer	Title:	Director

4

EXHIBIT A

FORM OF WARRANT

(See attached)

5